EXHIBIT 1(F)
                           SCUDDER GLOBAL FUND, INC.
                             ARTICLES SUPPLEMENTARY

     SCUDDER GLOBAL FUND, INC., a Maryland corporation having a principal office in New York, New York and having The Corporation Trust Incorporated as its resident agent located at First Maryland Building, 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to and in accordance with Section 2-105(c) of the Maryland General Corporation Law, the aggregate number of shares of stock of the Corporation, being registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), that may be duly issued is eight hundred million (800,000,000) shares, and the Board of Directors has duly designated the eight hundred million (800,000,000) shares of the Corporation as one hundred million (100,000,000) shares as the "Emerging Markets Income Fund"; three hundred million (300,000,000) shares as the "Short Term Global Income Fund," two hundred million (200,000,000) shares as the "International Bond Fund," one hundred million (100,000,000) shares as the "Global Fund," and one hundred million (100,000,000) shares as the "Global Small Company Fund."

     SECOND: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors has duly redesignated the three hundred million (300,000,000) shares of authorized capital stock previously designated as the "Short Term Global Income Fund," as the "Global Bond Fund."

     THIRD: A description of the Series, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemptions is set forth in the Amended and Restated Articles of the Corporation and is not changed by the Articles Supplementary, except that "Short Term Global Income Fund" series shall hereafter be known as "Global Bond Fund" series.

     FOURTH: The Board of Directors of the Corporation, acting at a duly called meeting held on October 11, 1995, adopted resolutions redesignating the shares of "Short Term Global Income Fund" as "Global Bond Fund" as set forth in these Articles Supplementary.

     IN WITNESS WHEREOF, Scudder Global Fund, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested by its Secretary, on the 14th day of December, 1995.

ATTEST:                                           SCUDDER GLOBAL FUND, INC.

By /s/Thomas F. McDonough                         By /s/David S. Lee
      --------------------                              -------------
      Thomas F. McDonough                               David S. Lee
      Secretary                                         Vice President

SEAL


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